U.S.$16,000,000.00
CREDIT AGREEMENT
Dated as of November 1st, 2010
Between
PRICESMART COLOMBIA, S.A.S as Borrower
and
CITIBANK, N.A. as Lender

EXECUTION VERSION

	Table of Contents

		Page

	ARTICLE I

	DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Computations of Time Periods	5
SECTION 1.03.	Accounting Terms	5
	ARTICLE II

	AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.	The Advances	5
SECTION 2.02.	Making the Advances	5
SECTION 2.03.	Repayment	5
SECTION 2.04.	Interest	5
SECTION 2.05.	Interest Rate Determination	6
SECTION 2.06.	Optional Prepayments	6
SECTION 2.07.		6
SECTION 2.08.	Increased Costs and Increased Capital	6
SECTION 2.09.	Illegality	6
SECTION 2.10.	Payments and Computations	6
SECTION 2.11.	Taxes	7
SECTION 2.12.	Use of Proceeds	7

	ARTICLE III

	CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01.	8
SECTION 3.02.	Conditions Precedent to the Borrowing	9

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	9

		Page

	ARTICLE V

	COVENANTS OF THE BORROWER

SECTION 5.01.	Affirmative Covenants	11
SECTION 5.02.	Negative Covenants	13
SECTION 5.03.	Financial Covenants	13

	ARTICLE VI

	EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	14

	ARTICLE VII

	MISCELLANEOUS

SECTION 7.01.	Amendments, Etc.	15
SECTION 7.02.	Notices, Etc.	16
SECTION 7.03.	No Waiver; Remedies	16
SECTION 7.04.	Costs and Expenses	16
SECTION 7.05.	Right of Set-off	17
SECTION 7.06.	Binding Effect	17
SECTION 7.07.	Assignments and Participations	17
SECTION 7.08.	Governing Law	18
SECTION 7.09	Execution in Counterparts	18
SECTION 7.10.	Jurisdiction; Waiver of Immunities	18
SECTION 7.11.	Judgment Currency	19
SECTION 7.12.	Waiver of Jury Trial	19

Schedules

Schedule 4.01(j)-	Material Contracts
Schedule 5.02(a)-	Existing Liens
Schedule 5.02(b)-	Existing Debt

Exhibits

Exhibit A – Form of Promissory Note Exhibit B -

Form of Notice of Borrowing Exhibit C -

Assignment and Acceptance

CREDIT AGREEMENT

Dated as of November 1st, 2010

PRICESMART COLOMBIA, S.A.S., a corporation organized and existing under the laws of Colombia (the "Borrower") and Citibank, N.A. ("Citibank"), as Lender (as hereinafter defined), agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" means an advance by the Lender to the Borrower pursuant to Article II.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

"Applicable Margin" means 2.4% per annum.

"Assignment and Acceptance" means an assignment and acceptance entered into by the Lender and an assignee of the Lender in substantially the form of Exhibit C hereto.

"Base Rate" means, on any day, a simple rate per annum equal to the sum of the Prime Rate for that day plus the Base Rate Margin. Without notice to Borrower or anyone else, the Base Rate shall automatically fluctuate upward and downward as and in the amount by which the Prime Rate fluctuates.

"Base Rate Margin" means 0.8% per annum. "Borrowing" means the borrowing consisting of the Advances made by the Lender.

"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and Colombia and, if the applicable Business Day relates to the Advances, on which dealings are carried on in the London, England interbank market.

"Change of Control" means the occurrence of PriceSmart, Inc. ceasing to own at least 51% of the Borrower.

"Collateral" means all the collateral that in accordance with the terms of the Collateral Documents has been or will be pledged to Citibank to secure the obligations of the Borrower under this Credit Agreement and which initially shall include cash or time deposits in the amount of US$8,000,000.

"Collateral Documents" means the Deposit Account Agreement for Time Deposits and the Pledge and Cash Collateral Agreements, entered into between PriceSmart, Inc. and Citibank as of the date of each Borrowing.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Constituent Documents" means (a) with respect to the Borrower, its articles of formation, bylaws or operating agreements, and (b) with respect to any other Person, (i) if such other Person is a corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (ii) if such other Person is a limited liability company, the certificate of formation or articles of formation or organization and operating agreement, and (iii) if such other Person is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

"Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, "Guaranteed Debt") guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Effective Date" has the meaning specified in Section 3.01.

"Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

"Environmental Law" means any federal, state, local, national, regional or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D.

"Eurodollar Rate" means, for any Interest Period for the Advances, an interest rate per annum determined by Citibank at approximately 11:00 A.M. (London time) on the date that is two Business Days before the of the Interest Period by reference to the British Bankers' Association Interest Settlement Rate for Eurodollar deposits (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by Citibank which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period.

-"Events of Default" has the meaning specified in Section 6.01. "GAAP" has the meaning specified in Section 1.03.

"Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

"Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

"Interest Period" means the period commencing on the date of the Advance and ending six months thereafter and, each subsequent 6 month period commencing on the last day of the immediately preceding Interest Period; provided, however, that:

(i)           if any Interest Period would otherwise end after the Maturity Date, such Interest
Period shall end on the Maturity Date;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

"Lender" means Citibank or any Person that shall become a party hereto pursuant to Section 7.07.

"Lending Office" means, with respect to the initial Lender, the office of the initial Lender specified as its "Lending Office" opposite its name on the signature pages below, and with respect to any other Lender in the Assignment and Acceptance pursuant to which such Lender became a Lender, or such other office of the Lender as the Lender may from time to time specify to the Borrower.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

"Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole.

"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

"Maturity Date" means the date stated in the related Note.

"Note" means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from an Advance made by the Lender.

"Notice of Borrowing" has the meaning specified in Section 2.02.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, Limited Liability Company or other entity, or a government or any political subdivision or agency thereof.

"Prime Rate" means, on any day, the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

"Process Agent" has the meaning specified in Section 7.10.

"Regulation D" means Regulation D of the Board of Directors of the U.S. Federal Reserve System, as in effect from time to time.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Termination Date" means the earlier of January 31st, 2011 and the date of termination of the Commitment pursuant to Section 6.01.

"United States" or "U.S." means the United States of America.

"U.S. Dollars". "U.S. $" and "$" means the lawful currency of the United States.

"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Colombia consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. The Lender agrees, on the terms and conditions hereinafter set forth, to make two Advances to the Borrower on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed U.S. $16,000,000.00 in the aggregate (the Lender's "Commitment"). Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances, (a) The Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, by the Borrower to the Lender. The notice of Borrowing (the "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit B hereto, specifying therein the requested date of the Borrowing. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make the funds available to the Borrower at its address referred to in Section 7.02.

(b) The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Advance when the Advance, as a result of such failure, is not made on such date.

SECTION 2.03. Repayment. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.04. Interest, (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of an Advance owing to the Lender from the date of the Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period to the sum of (x) the 6 month Eurodollar Rate for such Interest Period plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and on the date the Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default described in Section 6.01(a) or Section 6.01(e), the Lender may require the Borrower to pay interest ("Default Interest") on (i) the unpaid principal amount of an Advance owing to the Lender, payable in arrears on the dates referred to in clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Advance pursuant to clause (a) above; provided, however, that following acceleration of the Advance pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Lender.

SECTION 2.05. Interest Rate Determination. If the Lender determines that the Eurodollar Rate for any Interest Period for the Advances will not adequately reflect the cost to the Lender of making, funding or maintaining its Advances for such Interest Period, the Lender shall forthwith so notify the Borrower. During the 15 days next succeeding the giving of such notice, the Borrower and the Lender shall negotiate in good faith in order to arrive at a mutually satisfactory interest rate which shall be applicable during such Interest Period to the Advances. If within such 15-day period, the Borrower and the Lender agree in writing upon an alternative interest rate, such rate shall be effective from the commencement of such Interest Period. If the Borrower and the Lender fail to agree upon such an alternative interest rate within such 15-day period, the interest rate during such Interest Period applicable to the Advances effective from the commencement of such Interest Period shall be at the Base Rate.

SECTION 2.06. Optional Prepayments. The Borrower shall not be able to prepay any amount of the Advances within eighteen (18) months after disbursement, after which it may, upon at least three Business Days' notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of U.S. $1,000,000.00 or an integral multiple of U.S. $1,000,000.00 in excess thereof (unless the prepayment retires the outstanding balance of the loan in full);^and (y) the Borrower shall be obligated to reimburse the Lender in respect thereof pursuant to Section 7.04(a).

SECTION 2.07. Left intentionally blank.

SECTION 2.08. Increased Costs and Increased Capital. If the Lender determines a change in law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of the Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09. Illegality. Notwithstanding any other provision of this Agreement, if the Lender determines that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender or its Lending Office to perform its obligations hereunder to make the Advances or to fund or maintain the Advances to be made by it hereunder, the Lender shall forthwith give notice thereof to the Borrower, whereupon (a) until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make the Advances shall be suspended and (b) if the Lender shall so request in such notice, (i) the eighteen (18) month restriction on prepayments contained in Section 2.06 shall not apply, and (ii) the Borrower shall immediately prepay in full the then outstanding principal amount of the Advances, together with accrued interest thereon. If it is lawful for the Lender to maintain its Advances through the last day of the Interest Period then applicable to such Advances, such prepayment shall be due on such last day.

SECTION 2.10. Payments and Computations, (a) The Borrower shall make each payment hereunder and under any Note, irrespective of any right of counterclaim or set-off, not later than 12:00 M. (New York City time) on the day when due in U.S. Dollars to the Lender at its Account No. 00167679, which the Lender maintains with Citibank, N.A., 399 Park Avenue, New York, NY 10043, United States of America, ABA No. 021000089, Account Name: Citibank N.A., Reference: will be informed by extending unit once the transaction has been closed, in same day funds.

(b) The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder or under a Note held by the Lender, to charge from time to time against any or all of the Borrower's accounts with the Lender any amount so due.

(c) All computations of interest based on the Eurodollar Rate and of facility fees shall be made by the

Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but

excluding the last day) occurring in the period for which such interest or facility fees are payable.    Each

determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under a Note shall be stated to be due on a day other than a

Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided,

however, that, if such extension would cause payment of interest on or principal of the Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

SECTION2.il. Taxes (a) Any and all payments made to the Lender hereunder, under a Note or under any instrument delivered hereunder shall be made, in accordance with Section 2.10 or the applicable provisions of such other instrument, free and clear of and without deduction for any and all present and future taxes (including, without limitation, value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of the Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under a Note or under any other instrument to be delivered hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under a Note or under any other instrument to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to this Agreement or a Note or any other instrument to be delivered hereunder

(hereinafter referred to as "Other Taxes").

(c) The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes or

Other Taxes (including, without limitation, any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.11) imposed on or paid by the Lender or any Affiliate of the Lender in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Bank makes written demand therefore.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Bank, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under a Note or under any other documents to be delivered hereunder by or on behalf of the Borrower, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall, at the

Lender's request, furnish, or cause the payor to furnish, to the Lender, an opinion of counsel acceptable to the Bank stating that such payment is exempt from Taxes.

SECTION 2.12. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for working capital purposes to make capital expenditures to its operation in Colombia.

ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change 5 days prior to disbursement or any material adverse change in the political, economic or financial condition of Colombia.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the

Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby (including, without limitation, exchange control approvals and any other consents required or advisable from the Central Bank of Colombia) shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d) The Borrower shall have notified the Lender in writing as to the proposed Effective Date.

(e) The Borrower shall have paid all accrued fees and expenses of the Lender (including the accrued fees and expenses of counsel to the Lender).

(f) On the Effective Date, the following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)           The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date, and

(ii)         No event has occurred and is continuing that constitutes a Default.

(g)           The Lender shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Lender:

(i)           Certified copies of the (A) resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, (B) resolutions of the Board of Directors of PriceSmart, Inc. approving the Collateral Documents and the granting of the Collateral, (C) the Constituent Documents of the Borrower and PriceSmart, Inc. as in effect on the date the resolutions specified in clause (A) and (B) were adopted and (C) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the Collateral Documents, and certificates of the Secretary or an Assistant Secretary of the Borrower and PriceSmart, Inc. each certifying the absence of any change or amendment to the Constituent Documents of the Borrower or PriceSmart, Inc., as the case may be, since the date the resolutions specified in clause (A) and (B) were adopted.

(ii) Certificates of the Secretary or an Assistant Secretary of the Borrower and PriceSmart, Inc. certifying the names and true signatures of the officers of the Borrower and PriceSmart, Inc. authorized to sign this Agreement and the Notes and the Collateral Documents, as the case may be, and the other documents to be delivered hereunder.

(iii) A letter from the Process Agent indicating its acceptance of the appointment by the Borrower pursuant to Section 7.10 and of PriceSmart, Inc. under the Collateral Documents.

(h) The Collateral Documents shall have been duly executed and delivered to Citibank in form and substance satisfactory to Citibank and Citibank shall have received a valid and perfected first-priority security interest in the Collateral.

SECTION 3.02. Conditions Precedent to the Borrowing. The obligation of the Lender to make an Advance on the occasion of the Borrowing shall be subject to the conditions precedent that:

(a) the Effective Date shall have occurred and on the date of the Borrowing;

(b) the following statements shall be true (and each of the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by the

Borrower that on the date of the Borrowing such statements are true):

(i)           the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of the Borrowing, before and after giving effect to the Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(c) a the Lender shall have received on or before the date of the Borrowing a Note to the order of the

Lender and such other approvals, opinions or documents as the Lender may reasonably request; and

(d) PriceSmart, Inc. shall have executed the Collateral Documents and placed funds, for the amount of the

Advance, in a time deposit transaction with Citibank N.A. The tenor terms of the Advance shall not exceed the agreed tenor for the time deposit.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.   The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Colombia in the fashion of a "Sociedad Por Acciones Simplificada (SAS)", and has all

requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) PriceSmart, Inc.   is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority (including,

without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted.

(a)

(c) The execution, delivery and performance by the Borrower of this Agreement and any
Note, and the execution, delivery and performance by PriceSmart, Inc. of each Collateral Document, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower's and
PriceSmart's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's or PriceSmart's Constituent Documents or (ii) law or any contractual restriction binding on or affecting the Borrower or PriceSmart, Inc.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution,

delivery and performance by the Borrower of this Agreement or the Note and by PriceSmart, Inc of each

Collateral Document, except for the filings and registration of the foreign loan with the Colombian authorities as provided in the Exchange Control, Commercial and tax regulations.

(e) This Agreement has been, and the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(f) Each Collateral Document has been duly executed and delivered by the PriceSmart, Inc.

and such documents create a valid and perfected first priority security interest in the Collateral.

(g) There is no pending or threatened action, suit, investigation, litigation or proceeding,

including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material

Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any

Note or the consummation of the transactions contemplated hereby.

(h) The Borrower has filed, has caused to be filed or has been included in all material tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid all material taxes, assessments, fees and other charges (including interest and penalties) due with respect to the years covered by such returns.

(i) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities (including, without limitation, all governmental licenses, certificates, permits, franchises and other governmental authorizations and approvals necessary to the ownership of its properties or to the conduct of its business, Environmental Laws, and laws with respect to social security and pension fund obligations), in each case except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(j)           To the extent permitted by Colombian law, no income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, imposed, assessed, levied or collected by Colombia or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or any Note or (ii) on any payment to be made by the Borrower pursuant to this Agreement or any Note.

(k) The Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by the Borrower of this Agreement and any Note constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts). None of the Borrower nor any of its respective properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Colombia.

(1)           The Borrower's obligations under this Agreement and any Note constitute direct, unconditional, unsubordinated and unsecured obligations of the Borrower and do rank and will rank pari passu in priority of payment and in all other respects with all other unsecured Debt of the Borrower.

(m) The Agreement and any Note are in proper legal form under the law of Colombia for the enforcement thereof against the Borrower under the law of Colombia (except for their official translation into Spanish); and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any Note in Colombia, it is not necessary that this Agreement or any Note or any other document be filed or recorded with any court or other authority in Colombia or that any stamp or similar tax be paid on or in respect of this Agreement or any Note (with the exception of registration of this facility before the Central Bank of Colombia {Banco cle la Republica).

(n) Neither the Borrower nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

(o) No information, exhibit or report furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or pursuant to the terms of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, in any material respect; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

(p)         The Borrower is Solvent.

ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants.   So long as the Advances shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include,

without limitation, compliance with Environmental Laws, except to the extent failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes,.   Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its property.

(c) Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its

Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), permits,

approvals, licenses, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(a) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the

Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the

Lender.

(d) Visitation Rights.   At any reasonable time and from time to time, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided, however, (i) any such inspections shall be at the sole cost and expense of the Lender, and (ii) Lender shall not conduct more than two such inspections in any fiscal year.

(e) Keeping of Books.   Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(f) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent failure to so maintain and preserve could not reasonably be expected to have a Material Adverse Effect.

(g) Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

(h)         Reporting Requirements. Furnish to the Lender:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Lender by Ernst and Young or other independent public accountants acceptable to the Lender as soon as available and in any event no later than 90 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Lender, of balance sheets, income statements and cash flow statements on a monthly basis for the fiscal year following such fiscal year then ended and on an annual basis for each fiscal year thereafter until the Maturity Date;

(iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(g);

(v)         such other information respecting the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request

(g) -Registration before the Colombian Central Bank. Within five (5) days from the Effective Date, register the facility before the Colombian Central Bank {Banco cle la Republica) and promptly thereafter send the relevant proof to Citibank.

SECTION 5.02. Negative Covenants. So long as the Advances shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not:

(a) Mergers, Etc.    Merge or consolidate with or into any Person, or permit any of its

Subsidiaries to do so, except that: (i) any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into the Borrower,

and (iii) the Borrower or any Subsidiary of the Borrower may otherwise merge consolidate with or into any

Person so long as such merger or consolidation has been approved by Citibank in writing, which approval shall not be unreasonably withheld, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(b) Amendment of Constituent Documents.    Amend its Constituent Documents in any

respect which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Financial Covenants. So long as the Advances shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will:

(a) Equity. Represents funds contributed by the owners (stockholders) plus retained earnings or minus the accumulated losses, of not less than the amount set forth below for each period set forth below:

Ending On

12/31/2010	USD$	1,000,000
12/31/2011	USD$	1,000,000
12/31/2012	USD$	2,000,000
12/31/2013	USD$	2,000,000
12/31/2014	USD$	2,000,000
12/31/2015	USD$	2,000,000

Equity

(b) Leverage Ratio. Maintain a ratio of Consolidated total Debt to Paid in Capital (Represents funds contributed by the owners (stockholders) of not greater than the amount set forth below for each period set forth below:

Ending On

Ratio

12/31/2010   10

12/31/2011   10

12/31/2012   10

12/31/2013   10

12/31/2014   10

12/31/2015   10

ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default.   If any of the following events ("Events of Default") shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of, or interest on, an Advance, or make any other payment of fees or other amounts under this Agreement or any Note, in each case, when the same becomes due and payable and, in the case of any such failure, other than the failure to pay principal, such failure shall remain unremedied for a period of five (5) days after written notice thereof shall have been given to the Borrower by the Lender; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (j), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for thirty (30) or more days after written notice thereof shall have been given to the Borrower by the Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least U.S. $500,000 (or its equivalent in other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the

Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such

Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, the maturity of such Debt; or any such

Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay,

redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated

maturity thereof; or

(e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up,

reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it),

either such proceeding shall remain undismissed or unstayed for a period of 30 or more days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of U.S. $500,000 (or its equivalent in other currencies) in the aggregate shall be rendered against the Borrower or any of its

Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) The obligations of the Borrower under this Agreement and any Note fail to rank at least pari passu with all other unsecured Debt of the Borrower; or

(i) Any Collateral Document after the date hereof shall cease for any reason (other than pursuant to the terms thereof) to create a valid and perfected first priority security interest in the Collateral;

(j)           Any provision of this Agreement or any Note shall cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert or state in writing, or the obligations of the Borrower under this Agreement or any Note shall in any way become illegal; or

(k) Either (i) any authority asserting or exercising governmental or police powers in Colombia shall take any action, including a general moratorium, canceling, suspending or deferring the obligation of the Borrower to pay any amount of principal or interest payable under this Agreement or any Note or preventing or hindering the fulfillment by the Borrower of its obligations under this Agreement or any Note or having any effect on the currency in which the Borrower may pay its obligations under this Agreement or any Note or on the availability of foreign currencies in exchange for Colombian Pesos (including any requirement for the approval to exchange foreign currencies for Colombian Pesos) or otherwise or (ii) the Borrower shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of the Borrower's debts or the restructuring of the currency in which the Borrower may pay its obligations; or

(1)           Any authority asserting or exercising governmental or police powers in Colombia or any
Person acting or purporting to act under such authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any material portion of the property of the Borrower; or

(m)        Change of Control of the Borrower;

then, and in any such event, the Lender (i) may declare its obligation to make the Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare any Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under clause (e) above, (A) the obligation of the Lender to make the Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII MISCELLANEOUS

SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02. Notices. Etc. All notices and other communications provided for hereunder shall be in writing and mailed (by international courier), telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at Calle 67 No.7-35, Oficina 1104, Attention: Luis Fernando Gallo (CEO) / Zuleta y Abogados; if to the initial Lender, at its Lending Office specified opposite its name on the signature pages below; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Costs and Expenses, (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Section 7.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any Note, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental

Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss,

liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated

(c) The Borrower and Lender agree not to assert any claim for special, indirect, consequential or punitive damages against the other party or any of such other party's Affiliates, respective directors, officers,

employees, attorneys or agents, on any theory of liability arising out of or otherwise relating to the Note, this

Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the

Advance.

(d) If any payment of principal of an Advance is made by the Borrower to or for the account of the

Lender other than on the last day of an Interest Period for the Advance, as a result of a payment pursuant to Section

2.07 or 2.09, acceleration of the maturity of any Note pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Advance.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.08, 2.11, 7.04 and 7.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Note.

SECTION 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by the Lender, whether or not the Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

SECTION 7.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 7.07. Assignments and Participations, (a) The Lender may assign to one Person all of its rights and obligations under this Agreement (including, without limitation, all of its Commitment, the Advances owing to it and the Note or Notes held by it); provided that the Lender notifies in writing to the Borrower of any such assignment and the parties to each such assignment shall execute and deliver an Assignment and Acceptance, together with any Note subject to such assignment. Upon such execution and delivery, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.08, 2.11 and 7.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement and such Lender shall cease to be a party hereto.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Lender.

(c) Within five Business Days after its receipt of notice of an assignment hereunder and any Note or

Notes subject to such assignment, the Borrower, at its own expense, shall execute and deliver to the Lender assignee in exchange for each surrendered Note a new Note to the order of such assignee in an amount equal to the outstanding amount of the Notes assumed by it pursuant to such Assignment and Acceptance.  Such new Note or

Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or

Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(d) The Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided,

however, that (i) the Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any

Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any other amounts payable hereunder, in each case to the extent subject to such participation.

(e) The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.07, disclose to the assignee or participant or proposed assignee or participant,

any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower.

(f) Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the

Advance owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the U.S. Federal Reserve System.

SECTION 7.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.10. Jurisdiction; Waiver of Immunities, (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)         The Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent's above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 7.02.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit,

action or proceeding arising out of or relating to this Agreement or any Note in any New York State or federal court.

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and any Note and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(e) Nothing in this Section 7.10 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions, including, without limitation, the courts sitting in Colombia.

SECTION 7.11. Judgment Currency. (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any Note in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase U.S. Dollars with such other currency in New York City on the Business Day preceding that on which final, nonappealable judgment is given.

(b) The obligations of the Borrower in respect of any sum due to the Lender hereunder or under the Notes shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency, the Lender may, in accordance with normal, reasonable banking procedures, purchase U.S. Dollars with such other currency. If the amount of U.S. Dollars so purchased is less than the sum originally due to the Lender, in U.S. Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss.

SECTION 7.12. Waiver of Jury Trial. Each of the Borrower and the Lender hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Note or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties thereunto duly authorized, as of the
PRICES

hbreto have caused this Agreement to be executed by their respective officers date first above written.
Bvr I/uis Fernando Gallo A\Xt:

Lender

Lending Office 399 Park Avenue New York, NY 10043 United States of America

CITIBANK, N.A.,

By: Title:

PROMISSORY NOTE

U.S.$8,000,000USD                                                                           Dated: November 1st. 2010

FOR VALUE RECEIVED, the undersigned, Price Smart Colombia, S.A.S, a Colombian corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of Citibank N.A (the "Lender") for the account of its Lending Office (as defined in the Credit Agreement referred to below) the principal amount of US $8,000,000 owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of November 1st, 2010 between the Borrower and the Lender (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) on November 3rd, 2015 the "Maturity Date".

The Borrower promises to pay interest on the unpaid principal amount of the Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States to the Lender, at Citibank N.A New York, Acct. Number: 00167679, Swift Code: CITIUS33, ABA: 021000089 in same day funds. The Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Advance by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

PriceSmart Colombia, S.A.S

By: Luis Fernando Gallo Title:

ADVANCE AND PAYMENTS OF PRINCIPAL

Date (M/D/Y)	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By
11/3/2010	$8,000,000.00	$0	$8,000,000.00
5/3/2011	$0	$0	$8,000,000.00
11/3/2011	$0	$0	$8,000,000.00
5/3/2012	$0	$0	$8,000,000.00
11/6/2012	$0	$0	$8,000,000.00
5/3/2013	$0	$0	$8,000,000.00
11/5/2013	$0	$0	$8,000,000.00
5/5/2014	$0	$0	$8,000,000.00
11/3/2014	$0	$0	$8,000,000.00
05/4/2015	$0	$0	$8,000,000.00
11/3/2015	$0	$8,000,000	$8,000,000.00

NOTICE OF BORROWING

Citibank, N.A., acting through its international banking facility, as Lender under
the Credit Agreement
referred to below
399 Park Avenue
New York, NY 10043
Attention: Valentina Antill                                                                           November 2nd, 2010

Ladies and Gentlemen:

The undersigned, PriceSmart Colombia, S.A.S, refers to the Credit Agreement, dated as of November 1st, 2010 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), between the undersigned and the Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests the Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to the Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

(i)           The Business Day of the Proposed Borrowing is November 3rd, 2010.

(ii)         The aggregate amount of the Proposed Borrowing is USD$8,000,000.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, PriceSmart Colombia, S.A.S

By: Luis Fernando Gallo Title: